Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers

Siratsa, LLC:

We consent to the incorporation by reference in the registration statements (Nos. 33-10661, 33-7749, 33-41745, 33-48984, 333-18383, 333-24039, 333-62683, 333-69805, 333-69714, 333-11456) on Form S-8 of FMC Corporation and the registration statement (No. 333-59543) on Form S-3 of FMC Corporation of our report dated March 30, 2006, relating to the consolidated balance sheets of Siratsa, LLC and subsidiaries as of December 31, 2005 and 2004, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K/A of FMC Corporation and is incorporated herein by reference.

/s/ KPMG LLP
St. Louis, Missouri

March 26, 2007